Press Release
Exhibit 99.1

FOR IMMEDIATE RELEASE

DOLLAR THRIFTY AUTOMOTIVE GROUP
REPORTS RECORD SECOND QUARTER EARNINGS

Diluted Earnings Per Share Increases 24 percent

Tulsa, Oklahoma, August 1, 2012:  Dollar Thrifty Automotive Group, Inc. (NYSE: DTG) today reported results for the second quarter ended June 30, 2012.  Net income for the 2012 second quarter was $49.4 million, or $1.69 per diluted share, compared to net income of $42.5 million, or $1.36 per diluted share, for the second quarter of 2011.  The Company also reported Corporate Adjusted EBITDA for the second quarter of 2012 of $88.3 million, up from $81.2 million in the second quarter of 2011.

“We are pleased to report record second quarter results, particularly in light of the disappointing current economic environment.  Rental day growth, improved vehicle utilization, a strong used vehicle market and continued focus on cost control all contributed to the year-over-year improvement and mitigated the softness in pricing,” said Scott L. Thompson, Chairman, President and Chief Executive Officer.

For the quarter ended June 30, 2012, the Company’s vehicle rental revenue was $378.9 million, compared to $378.2 million in the second quarter of 2011.  Revenue per unit was $1,077 in second quarter 2012 compared to $1,080 for the same period last year.  The Company realized rental day growth of 4.2 percent, which was mostly offset by a 3.8 percent decrease in revenue per day.  Utilization in the second quarter of 2012 was 80.3 percent, compared to 77.4 percent in the second quarter of 2011, with the average fleet size consistent year over year.

Fleet cost per vehicle was $162 per month in the second quarter of 2012, compared to $188 per month in the second quarter of 2011.  The decrease in fleet cost per vehicle was attributable to lower base depreciation rates due to the ongoing strength of the used vehicle market and the resulting favorable impact on vehicle residual values, combined with a year-over-year increase in gains on sales of risk vehicles.  The Company sold approximately 18,700 risk vehicles at a total gain of $22.5 million during the second quarter of 2012 compared to approximately 8,400 risk vehicles at a total gain of $17.8 million in the second quarter of 2011.  The increase in the number of risk vehicles sold is attributable to a substantial fleet refresh cycle underway in 2012.

Direct vehicle and operating expenses and selling, general and administrative expenses (operating expenses) totaled $243.9 million in the second quarter of 2012 compared to $239.8 million in the second quarter of 2011.  The increase was primarily due to more favorable loss experience realized in the Company’s vehicle insurance programs in the second quarter of 2011.  Operating expenses totaled 61.7 percent of revenues for the second quarter of 2012, compared to 60.7 percent of revenues in the second quarter of 2011.  Interest expense, net, declined to $15.3 million in the second quarter of 2012, down from $18.3 million in the second quarter of 2011.  The decrease in interest expense primarily reflects the Company’s refinancing of its legacy fleet financing facilities at lower interest rates in the second half of 2011.

Six-Month Results

For the six months ended June 30, 2012, net income was $89.8 million, or $3.03 per diluted share, compared to net income of $59.0 million, or $1.89 per diluted share, for the comparable period in 2011.  The Company reported Corporate Adjusted EBITDA for the six months ended June 30, 2012 of $165.1 million, compared to $117.5 million for the six months ended June 30, 2011.

The Company noted that gains on risk vehicle sales totaled $36.8 million for the six months ended June 30, 2012, compared to $25.8 million for the six months ended June 30, 2011, primarily due to an increase in the number of risk vehicles sold of approximately 17,700 units on a year-over-year basis.

Liquidity and Capital Resources

As of June 30, 2012, the Company had $285 million in cash and cash equivalents, and an additional $199 million in restricted cash and investments primarily available for the purchase of vehicles and/or repayment of vehicle financing obligations.  The Company noted that as a result of its fleet refresh cycle and seasonal fleet investments, its investment in the fleet has increased approximately $640 million since December 31, 2011.  Those investments were funded by a blend of unrestricted cash, restricted cash and vehicle debt. Non-vehicle capital expenditures for the six months ended June 30, 2012 totaled approximately $10 million. Investments in fleet will decline significantly during the balance of the year.

As previously announced, during the quarter the Company reduced its outstanding enhancement letters of credit supporting its secured vehicle financing facilities by approximately $145 million, utilizing a portion of its excess cash to meet the collateral enhancement requirements under those facilities.  As a result of the reduction in letters of credit and seasonal increases in the fleet, the Company increased its investment in its securitization trusts for collateral enhancement to approximately $670 million as of June 30, 2012.  The Company retains the flexibility to replace a portion of this cash collateral with funds borrowed under its Revolving Credit Facility or the issuance of letters of credit as it deems appropriate.  As of June 30, 2012, the Company had approximately $65 million of letters of credit outstanding and available capacity of approximately $385 million under its $450 million Revolving Credit Facility.

With respect to share repurchase activity, the Company noted that it repurchased 283,250 shares at an average price of $78.81 during the second quarter of 2012.  These repurchases are in addition to the previously disclosed 1.515 million shares repurchased through March 31, 2012. As of June 30, 2012, the Company had approximately $273 million in share repurchase capacity remaining under its current share repurchase program.

“I am pleased to announce that we continued to return cash to shareholders through share repurchases during the quarter, bringing total share repurchases in 2012 to approximately $127 million.  We continue to evaluate all alternatives for maximizing shareholder value, including the rationalization of the capital structure through share repurchases or other means,” said Thompson.

As of June 30, 2012, the Company’s tangible net worth was $663 million, and the Company had no corporate debt outstanding.

Merger Activity and FTC Update

The Company noted that neither Hertz nor any other company has put forward an offer during 2012 to purchase the Company, despite persistent press reports about commitments Hertz has made to the Federal Trade Commission (“FTC”) to divest of certain of Dollar Thrifty’s assets in the context of a hypothetical transaction.  The Company noted that those reports have created uncertainty for its employees and business partners, and the Company has communicated its concerns regarding these reported divestiture commitments to senior officials at the FTC.  The Company noted that after three years of merger-related activity and speculation, it believes it is time for a compelling offer to be made or for this process to come to a close so that the Company can move forward under its stand alone plan without the constant distraction of merger speculation.

2012 Outlook Update

The Company updated guidance for rental revenue, fleet cost expectations and earnings per share for the full year of 2012.  The Company’s revenue guidance is based on the revenue per day environment experienced in the first six months of 2012.   The Company expects that continued rental day growth, offset by compression in revenue per day, will result in full year 2012 rental revenues increasing modestly compared to 2011.

The Company noted that the used vehicle market has been strong throughout the first half of 2012, and the Company has sold approximately 33,100 vehicles at a realized gain of $36.8 million during the six months ended June 30, 2012.  The Company noted that it expects the used vehicle market to remain strong through at least the back half of the year, subject to normal seasonality.  The Company noted that gains on sales of risk vehicles will decline significantly in the back half of the year as its fleet refresh cycle winds down.  The Company is improving its fleet cost outlook for the full year of 2012, which it now expects to range from $200 - $210 per vehicle per month.

The Company noted that the expected improvement in fleet costs will be mostly offset by the change in revenue mix between volume and price.  Accordingly, the Company is reaffirming its prior guidance for Corporate Adjusted EBITDA for the full year of 2012 of $285 million to $310 million.

Finally, the Company noted that it is revising its earnings per share guidance based on share repurchase activity that has been completed through June 30, 2012.  The Company is now targeting diluted earnings per share to range from $5.25 to $5.70 per share for 2012, up from its previously announced range of $5.00 to $5.60 per share.

Webcast and conference call information

A conference call to review the Company’s second quarter 2012 results will be held at 8:00 a.m. CDT on Wednesday, August 1, 2012.  A live audio webcast of the call will be available on the Company’s website www.dtag.com.  Domestic participants should call 888-603-9215 and use the passcode “Dollar Thrifty.”  The number for international participants is 203-827-7046.  A replay of the conference call will be made available one hour following its conclusion.  To access the domestic audio replay, call 866-382-4783. The international replay number is 203-369-0362.  The audio replay of the call will be available through August 15, 2012.  It will also be available on the Investor Information page of the corporate website for one year.

About Dollar Thrifty Automotive Group, Inc.

Through its Dollar Rent A Car and Thrifty Car Rental brands, the Company has been serving value-conscious leisure and business travelers since 1950.  The Company maintains a strong presence in domestic leisure travel in virtually all of the top U.S. and Canadian airport markets, and also derives a significant portion of its revenue from international travelers to the U.S. under contracts with various international tour operators.  Dollar and Thrifty have approximately 280 corporate locations in the United States and Canada, with approximately 5,900 employees located mainly in North America.  In addition to its corporate operations, the Company maintains global service capabilities through an expansive franchise network of approximately 1,300 franchise locations in 82 countries.  For additional information, visit www.dtag.com or the brand sites at www.dollar.com and www.thrifty.com.

Cautionary Statement Regarding Forward-Looking Statements

This press release contains “forward-looking statements” about our expectations, plans and performance. These statements use such words as “may,” “will,” “expect,” “believe,” “intend,” “should,” “could,” “anticipate,” “estimate,” “forecast,” “project,” “plan” and similar expressions. These statements do not guarantee future performance and Dollar Thrifty Automotive Group, Inc. assumes no obligation to update them.  Risks and uncertainties relating to our business that could materially affect our future results include:

●
constraints on our growth and profitability given the challenges we face in increasing our market share in the key airport and local markets we serve, high barriers to entry in the insurance replacement market, capital and other constraints on expanding company-owned stores internationally and the challenges we would face in further reducing our expenses;

●
the impact of the continuing challenging global economic environment, the ongoing Eurozone sovereign debt issues and governmental actions to address budget deficits through austerity and other measures, which are fueling concerns about global economic prospects and could materially adversely affect unemployment rates and consumer discretionary spending, including for international inbound travel to the United States and for leisure travel more generally, on which we are substantially dependent;

●
the continuing significant political unrest and other concerns involving certain oil-producing countries, which has contributed to price volatility for petroleum products, and in recent periods higher average gasoline prices, which could affect both broader economic conditions and consumer spending levels;

●	the impact of pricing and other actions by competitors;
●
our ability to manage our fleet mix to match demand and meet our target for vehicle depreciation costs, particularly in light of the significant level of risk vehicles (i.e., those vehicles not acquired through a guaranteed residual value program) in our fleet and our exposure to wholesale used vehicle prices;

●
the cost and other terms of acquiring and disposing of automobiles and the impact of conditions in the used vehicle market on our vehicle cost, including the impact on vehicle depreciation costs in 2012 based on pricing volatility in the used vehicle market;

●	our ability to reduce our fleet capacity as and when projected by our plans;
●	the continuing strength of the U.S. automotive industry on which we depend for vehicle supply;
●
airline travel patterns, including disruptions or reductions in air travel resulting from capacity reductions, pricing actions, severe weather conditions, industry consolidation or other events, particularly given our dependence on leisure travel;

●	access to reservation distribution channels, particularly as the role of the Internet and mobile applications increases in the marketing and sale of travel-related services;
●	the effectiveness of actions we take to maintain a low cost structure and to manage liquidity;
●	the impact of repurchases of our common stock pursuant to our share repurchase program;
●	our ability to obtain cost-effective financing as needed without unduly restricting our operational flexibility;
●	our ability to comply with financial covenants, and the impact of those covenants on our operating and financial flexibility;
●
whether our preliminary expectations about our federal income tax position are affected by changes in our expected fleet size or operations or further legislative initiatives relating to taxes in the United States or elsewhere;

●
our ability to continue to defer the reversal of prior period tax deferrals and the availability of accelerated depreciation payments in future periods, the lack of either of which could result in material cash federal income tax payments in future periods;

●	the cost of regulatory compliance, costs and other effects of potential future initiatives, including those directed at climate change and its effects, and the costs and outcome of pending litigation;
●	disruptions in the operation or development of information and communication systems that we rely on, including those relating to methods of payment;
●	local market conditions where we and our franchisees do business, including whether franchisees will continue to have access to capital as needed; and
●	the impact of other events that can disrupt consumer travel, such as natural and man-made catastrophes, pandemics, social unrest and actual and perceived threats or acts of terrorism.

Forward-looking statements should be considered in light of information in this press release and other filings we make with the Securities and Exchange Commission.

Contacts:

Financial:
H. Clifford Buster III
Chief Financial Officer
(918) 669-3277

Investor Relations
and Corporate Communications:
Anna Bootenhoff
(918) 669-2236
Anna.Bootenhoff@dtag.com

				Table 1
Dollar Thrifty Automotive Group, Inc.
Consolidated Statement of Income
(In thousands, except share and per share data)
Unaudited

	Three months ended		As % of
	June 30,		Total revenues
	2012	2011	2012	2011
Revenues:
Vehicle rentals	$378,897	$378,191	95.8%	95.7%
Other	16,489	16,938	4.2%	4.3%
Total revenues	395,386	395,129	100.0%	100.0%

Costs and Expenses:
Direct vehicle and operating	196,461	190,958	49.7%	48.3%
Vehicle depreciation and lease charges, net	57,506	66,510	14.5%	16.8%
Selling, general and administrative	47,477	48,843	12.0%	12.4%
Interest expense, net	15,327	18,295	3.9%	4.6%
Total costs and expenses	316,771	324,606	80.1%	82.1%

(Increase) decrease in fair value of derivatives	209	(416)	0.1%	(0.1%	)

Income before income taxes	78,406	70,939	19.8%	18.0%

Income tax expense	28,979	28,434	7.3%	7.2%

Net income	$49,427	$42,505	12.5%	10.8%

Earnings per share:
Basic	$1.77	$1.47
Diluted	$1.69	$1.36

Weighted average number
of shares outstanding:
Basic	28,001,134	28,896,750
Diluted	29,242,131	31,290,603

				Table 1 (Continued)
Dollar Thrifty Automotive Group, Inc.
Consolidated Statement of Income
(In thousands, except share and per share data)
Unaudited

	Six months ended		As % of
	June 30,		Total revenues
	2012	2011	2012	2011
Revenues:
Vehicle rentals	$717,986	$710,463	95.5%	95.6%
Other	33,674	33,013	4.5%	4.4%
Total revenues	751,660	743,476	100.0%	100.0%

Costs and Expenses:
Direct vehicle and operating	380,673	369,263	50.6%	49.7%
Vehicle depreciation and lease charges, net	99,237	140,684	13.2%	18.9%
Selling, general and administrative	93,025	97,790	12.4%	13.1%
Interest expense, net	32,395	39,272	4.3%	5.3%
Total costs and expenses	605,330	647,009	80.5%	87.0%

(Increase) decrease in fair value of derivatives	485	(3,890)	0.1%	(0.5%	)

Income before income taxes	145,845	100,357	19.4%	13.5%

Income tax expense	56,047	41,329	7.5%	5.6%

Net income	$89,798	$59,028	11.9%	7.9%

Earnings per share: (a)
Basic	$3.16	$2.05
Diluted	$3.03	$1.89

Weighted average number
of shares outstanding:
Basic	28,374,782	28,829,062
Diluted	29,613,718	31,171,999

(a)  The underlying diluted per share information is calculated from the weighted average common and common stock equivalents outstanding during each quarter, which may fluctuate based on quarterly income levels and market prices.  Therefore, the sum of the quarters’ per share information may not equal the total year amounts.

					Table 2

Dollar Thrifty Automotive Group, Inc.
Selected Operating and Financial Data

	Three months ended June 30, 2012		Six months ended June 30, 2012
OPERATING DATA:

Vehicle Rental Data:

Average number of vehicles operated	117,222		109,319
% change from prior year	0.4%		1.8%
Number of rental days	8,563,364		16,040,134
% change from prior year	4.2%		5.3%
Vehicle utilization	80.3%		80.6%
Percentage points change from prior year	2.9 p.p.		2.2 p.p.
Average revenue per day	$44.25		$44.76
% change from prior year	(3.8%	)	(4.0%	)
Monthly average revenue per vehicle	$1,077		$1,095
% change from prior year	(0.3%	)	(0.7%	)

Average depreciable fleet	118,485		110,536
% change from prior year	0.5%		2.1%
Monthly average depreciation (net) per vehicle	$162		$150
% change from prior year	(13.8%	)	(30.9%	)

FINANCIAL DATA: (in millions) (unaudited)

Non-vehicle depreciation and amortization	$6		$12
Non-vehicle interest expense	1		4
Non-vehicle interest income	(1)		(1)
Non-vehicle capital expenditures	5		10
Cash paid for income taxes	22		14

			Table 2 (Continued)

Selected Balance Sheet Data
(In millions)

	June 30,		December 31,
	2012	2011	2011
	(unaudited)

Cash and cash equivalents	$285	$456	$509
Restricted cash and investments	199	126	353
Revenue-earning vehicles, net	2,108	1,800	1,468

Vehicle debt	1,562	1,330	1,400
Non-vehicle debt (corporate debt)	-	143	-
Stockholders' equity	683	607	608

Tangible Net Worth Calculation
(In millions)

	June 30,		December 31,
	2012	2011	2011
	(unaudited)

Stockholders' equity	$683	$607	$608
Less: Software, net	(20)	(23)	(22)
Tangible net worth	$663	$584	$586

				Table 3
Dollar Thrifty Automotive Group, Inc.
Non-GAAP Measures

Corporate Adjusted EBITDA means earnings, excluding the impact of the (increase) decrease in fair value of derivatives, before non-vehicle interest expense, income taxes, non-vehicle depreciation, amortization, and certain other items as shown below.  The Company believes Corporate Adjusted EBITDA is important as it provides a supplemental measure of the Company's liquidity by adjusting earnings to exclude certain non-cash items, taxes and corporate-level capital structure decisions (i.e. non-vehicle interest), thus, allowing the Company's management, including the chief operating decision maker, as well as investors and analysts, to evaluate the Company's operating cash flows based on the core operations of the Company.  Additionally, the Company believes Corporate Adjusted EBITDA is a relevant measure of operating performance in providing a measure of profitability that focuses on the core operations of the Company while excluding certain items that do not directly reflect ongoing operating performance.  The Company's management, including the chief operating decision maker, uses Corporate Adjusted EBITDA to evaluate the Company's performance and in preparing monthly operating performance reviews and annual operating budgets.  The items excluded from Corporate Adjusted EBITDA, but included in the calculation of the Company's reported net income, are significant components of its consolidated statements of income, and must be considered in performing a comprehensive assessment of overall financial performance.  Corporate Adjusted EBITDA is not defined under GAAP and should not be considered as an alternative measure of the Company's net income, cash flow or liquidity.  Corporate Adjusted EBITDA amounts presented may not be comparable to similar measures disclosed by other companies.

	Three months ended		Six months ended
	June 30,		June 30,
	2012	2011	2012	2011
	(in thousands)		(in thousands)
Reconciliation of Net Income to
Corporate Adjusted EBITDA

Net income - as reported	$49,427	$42,505	$89,798	$59,028

(Increase) decrease in fair value of derivatives	209	(416)	485	(3,890)
Non-vehicle interest expense	1,717	2,873	4,326	5,344
Income tax expense	28,979	28,434	56,047	41,329
Non-vehicle depreciation	4,321	4,933	8,857	9,773
Amortization	1,826	1,941	3,601	3,807
Non-cash stock incentives	1,791	928	3,416	2,137
Other	-	(8)	(1,431)	(12)

Corporate Adjusted EBITDA	$88,270	$81,190	$165,099	$117,516

Reconciliation of Corporate Adjusted EBITDA
to Cash Flows From Operating Activities

Corporate Adjusted EBITDA	$88,270	$81,190	$165,099	$117,516

Vehicle depreciation, net of gains/losses from disposal	57,506	66,501	99,237	140,666
Non-vehicle interest expense	(1,717)	(2,873)	(4,326)	(5,344)
Change in assets and liabilities and other	(24,446)	8,327	(24,967)	34,597
Net cash provided by operating activities (b)	$119,613	$153,145	$235,043	$287,435

Memo:
Net cash used in investing activites	$(390,662)	$(138,307)	$(584,184)	$(367,829)
Net cash provided by / (used in) financing activities (b)	$64,706	$(77,313)	$125,970	$73,314

			Table 3 (Continued)
	Full Year
	2012	2011
	(in millions)
Reconciliation of Pretax Income to	(forecasted)	(actual)
Corporate Adjusted EBITDA

Pretax income	$247 - $272	$261

(Increase) decrease in fair value of derivatives (2012 amount is YTD June 2012)	-	(3)
Non-vehicle interest expense	7	11
Non-vehicle depreciation	18	19
Amortization	7	7
Non-cash stock incentives	7	3
Other	(1)	-

Corporate Adjusted EBITDA	$285 - $310	$298

(b) Certain reclassifications have been made to the 2011 financial information to conform to the classifications used in 2012.